EXHIBIT 10.1

MURPHY USA INC.
2019 ANNUAL INCENTIVE PLAN
(amended and restated, effective as of August 14, 2024)

Section 1.    Purpose of the Plan. The purpose of the 2019 Annual Incentive Compensation Plan (as amended and restated, effective as of August 14, 2024) for Murphy USA Inc. is to provide incentive compensation to those Key Employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders.

Section 2.    Definitions. Unless the context otherwise indicates, the following definitions shall be applicable:

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company (or a Subsidiary) based upon the extent to which the Participant’s Performance Goal(s) are achieved during the relevant Performance Period, subject to the Committee’s discretion pursuant to the Plan.

“Board” shall mean the Board of Directors of Murphy USA Inc.

“Cause” shall mean a (i) Participant’s willful failure or refusal to satisfactorily perform Participant’s duties or obligations in connection with Participant’s employment, (ii) Participant’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or Participant’s material breach of Participant’s employment agreement, if any, or any Company policy, (iii) Participant’s conviction of, or a plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) Participant’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities hereunder or (v) Participant’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board or any other committee of the Board designated by resolution of the Board to administer the Plan.

“Company” shall mean Murphy USA Inc. (a Delaware corporation), its successors and assigns, and each of its Subsidiaries designated by the Committee for participating in this Plan.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan.

“Eligible Compensation” shall mean, with respect to a Participant, the regular hourly wages and/or base salary actually paid to the Participant during the Plan Year and any overtime, shift differential, or call-back pay actually paid during the Plan Year, in each case as shown in the payroll/personnel records of the Company, which, for these purposes, shall also include any short-term

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disability, Company-provided parental leave and state-paid family leave pay received by the Participant during the Plan Year from the Company or a third-party administrator or any governmental agency.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board, United States (or predecessors or successors thereto or agencies with similar functions), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Key Employee” shall mean an regular, full-time employee at the director level or above, including any executive officer of the Company.

“Maximum Performance Level” shall mean the level of performance achievement of the Performance Goals which results in the payment of up to 200 percent (200%) of the Target Award Opportunity for a Participant, as determined by the Committee in its sole discretion.

“Participant” shall mean any Key Employee of the Company selected by the Committee to receive an Award under the Plan.

“Performance Goal” shall mean a performance objective established by the Committee for a particular Participant for a Performance Period pursuant to Section 5 of the Plan for the purpose of determining the extent to which an Award has been earned for such Performance Period. Each Performance Goal may consist of (a) “Performance Criteria,” as defined in Section 5(b) of the Plan, which are one or more measures related to individual, business unit, or Company performance, and (b) a “Performance Target,” which is the level at which the relevant Performance Criteria must be achieved for purposes of determining whether a cash payment is to be made under an Award, which may be stated as a threshold level below which no payment will be made, a maximum level at or above which full payment will be made, and intermediate targets which will result in payment between such threshold and maximum level.

“Performance Period” shall mean a Plan Year or, for a Participant who becomes a Participant after the first day of the Plan Year because he or she was promoted, newly hired or otherwise selected by the Committee to receive an Award under the Plan after the first day of the Plan Year, such portion of the Plan Year as determined by the Committee.

“Plan” shall mean the 2019 Murphy USA Inc. Annual Incentive Compensation Plan (as amended and restated, effective as of August 14, 2024), as may be amended from time to time.

“Plan Year” shall mean the fiscal year of the Company.

“Retirement” shall mean a termination of employment for any reason other than due to a termination for Cause (or the Participant’s voluntary resignation at a time when grounds for a termination for Cause exist) when (i) the Participant has attained age 65 or (ii) the Participant has attained age 55 and the Participant’s length of employment with the Company and its Subsidiaries is at least 10 years.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company, as determined by the Committee.

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“Target Award Opportunity” shall mean the percent of Eligible Compensation to be awarded to each Participant in the Plan upon achievement of 100 percent (100%) of the Performance Goals at 100 percent (100%) performance attainment established within the Performance Criteria of the Plan.

“Threshold Performance Level” shall mean the level of achievement of the Performance Goals within the Performance Criteria below which no awards may be paid to a Participant.

Section 3.    Plan Administration.

(a)The Committee. The Plan will be administered by the Committee. In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (i) selecting the Key Employees to be Participants; (ii) establishing the terms of each Award; (iii) determining the time or times when Awards will be granted; and (iv) establishing the restrictions and other conditions to which the payment of Awards may be subject. The Committee will have the authority to interpret the Plan as it deems appropriate. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

(b)Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate some or all of its authority under the Plan with respect to Participants (other than Participants who are executive officers of the Company or who are at the level of Vice President or above) to one or more officers of the Company (including its authority to grant Awards, establish the terms of an Award, establish the applicable Performance Criteria, and determine the level of achievement of the Performance Criteria and the payout level of an Award). With respect to any such delegation of authority hereunder, all references to “Committee” in this Plan (other than in respect of Section 9 hereof) shall instead refer to the Committee’s delegate.

(c)Adjustments. In the event of (i) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, special or extraordinary cash dividend, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (ii) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (iii) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (iv) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (i) – (iv), results in a change in the components of the calculations of any of the Performance Criteria, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation) shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be

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substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event.

Section 4.    Participation. The Participants for any Performance Period shall be those Key Employees who are granted Awards by the Committee under the Plan for such Performance Period.

Section 5.    Grant of Awards.

(a)Nature of Awards. An Award granted under the Plan shall provide for a cash payment to be made solely on account of the attainment of one or more Performance Goals included in such Award, subject to the Committee’s authority pursuant to Section 3 and Section 6 of the Plan.

(b)Performance Criteria. The “Performance Criteria” for Awards made under the Plan shall be determined in the sole discretion of the Committee and may include, without limitation, the following measurements, or changes in such measurements between different Plan Years (or combination thereof) as applied to the Company or a Subsidiary, and in either case either on an absolute basis or relative basis (as compared to an external benchmark or performance of a designated peer group of companies).

(i)Earnings (either in aggregate or on a per-share basis);

(ii)Net income;

(iii)Operating income;

(iv)Operating profit;

(v)Cash flow;

(vi)Stockholder returns including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders);

(vii)Return measures (including return on assets, equity, or invested capital);

(viii)Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (“EBITDA”);

(ix)Adjusted EBITDA as reflected in the Company’s financial statements;

(x)Gross revenues;

(xi)Share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

(xii)Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

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(xiii)Economic value;

(xiv)Market share;

(xv)Annual net income to common stock;

(xvi)Earnings per share;

(xvii)Annual cash flow provided by operations;

(xviii)Changes in annual revenue

(xix)Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xx)Operational performance measures tied to, environmental compliance and safety and accident rates;

(xxi)Operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes;

(xxii)Operating and maintenance cost management; and

(xxiii)Individual and/or departmental performance, including the impact of individual and/or departmental performance on the Company.

The Committee, on the grant date of an Award, may designate whether a particular performance measure is to be measured on a pre-tax basis or post-tax basis. Further, the Committee may select any one or more of the Performance Criteria applicable to a Participant (including through the use of a Performance Criteria as a performance or payout modifier) and Performance Criteria may differ for Awards for one Participant to the next.

(c)Establishment of Performance Goals. The Committee shall determine in writing for each Participant:

(i)the Performance Goal(s) for the Participant, which may include one or more of the Performance Criteria set forth in Section 5(b) of the Plan, and the Performance Target for each Performance Criteria;

(ii)if more than one Performance Goal is specified for a Participant, the relative weight assigned to each Performance Goal; and

(iii)the cash award expressed as a percentage of the Eligible Compensation for the Participant for the Performance Period, provided that the Committee shall also place a maximum dollar amount on such Awards which may not exceed $5,000,000 for each Participant.

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(d)Individual Award Targets. (i) Each Participant shall have a Target Award Opportunity expressed as a percentage of the Participant’s Eligible Compensation. In addition, the Plan shall stipulate for each Participant a Target Award Opportunity as well as, if applicable, a Threshold Performance Level and Maximum Performance Level associated with each Performance Goal established for the Plan Year.

(ii) Individual Target Award Opportunities, Threshold Performance Levels, and Maximum Performance Levels may vary by Participant and may reflect the Participant’s position, level of responsibility, areas of accountability, and other considerations. No Award earned by a Participant under the Plan may exceed two hundred percent (200%) of the Target Award Opportunity or $5,000,000, whichever amount is less.

Section 6.    Payment of Awards. As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. The Committee will have full authority to exercise its discretion following a Performance Period in adjusting an individual Award and may elect to increase or decrease the amount payable under an Award based upon judgments regarding individual performance and contributions. Payment of each Award in a cash lump sum, less applicable withholding taxes and other applicable deductions (including, without limitation, any required attachments, garnishments and levies or other legally required amounts) pursuant to Section 8 of the Plan, shall be made in the calendar year immediately following the applicable Plan Year as soon as practicable after the Committee’s certification of the Performance Goals (such payment date, the “Payment Date”). Notwithstanding anything in the Plan to the contrary, no payment made to any Participant in respect of any Performance Period shall exceed $5,000,000.

Section 7.    Effect of Termination of Employment.

(a)Termination Due to Death, Disability, or Retirement. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section 3 of the Plan) shall be paid (pursuant to Section 6 of the Plan after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s death, Disability, or Retirement, as the case may be, as determined by the Committee.

(b)Termination for Reasons Other than Death, Disability, or Retirement. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, including termination by the Company with or without Cause or the Participant’s resignation for any reason, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances, except in the event of the termination of the Participant’s employment by the Company for Cause, the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.

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(c)Termination for Cause. In the event a Participant’s employment is terminated by the Company for Cause prior to the Payment Date for an Award, the Participant shall immediately forfeit and shall have no right to any payment thereafter with respect to such Award.

Section 8.    Payment of Withholding Taxes and Other Amounts. The Company shall withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts, including amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

Section 9.    Plan Amendment, Modification, and Termination. Subject to applicable law, the Committee may amend, suspend or terminate the Plan, any Award or any respective portion thereof at any time as the Committee may deem to be in the best interests of the Company, including to reduce or eliminate the compensation or other economic benefit otherwise due pursuant to an Award.

Section 10. Non-Funded, Unsecured Obligation. A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan (subject to the authority of the Committee pursuant to Section 3, Section 6, Section 7, Section 8 and Section 9 of the Plan). No portion of the amount payable to Participants under the Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

Section 11. Term and Duration of the Plan. The Plan was originally effective as of January 1, 2019; amended and restated (effective January 1, 2024) upon its adoption by the Board; and subsequently amended and restated (effective August 14, 2024) as set forth herein upon its adoption by the Committee on August 14, 2024. The Plan, as amended and restated (effective August 14, 2024) as set forth herein, shall apply for purposes of the Plan Year which commenced on January 1, 2024 and for each subsequent Plan Year (subject to Section 9), and will remain in effect until such time as the Plan is terminated by the Committee. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Section 3 and Section 9 of the Plan.

Section 12. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment

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payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non- compliance with Section 409A of the Code.

Section 13. Miscellaneous.

(a)Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or otherwise modify the terms and conditions of the employment of any Key Employee or Participant at any time, nor confer upon any Key Employee or Participant any right to continue in the employ of the Company or any Subsidiary.

(b)Restrictions or Transfer. Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(c)Governing Law. The validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

(d)Successors. The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.

Section 14. Clawback. A Participant whose negligent, intentional, or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements shall immediately forfeit any portion of an Award earned in the period covered by such financial statements that would not have otherwise been earned under such restated financial statements, as determined in each case, by the Committee in good faith. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time (including the Murphy USA Inc. Supplemental Compensation Recoupment Policy, the Murphy USA Inc. Financial Restatement Compensation Recoupment Policy and any other such policy adopted to comply with Rule 10D-1 of the Exchange Act and any related listing rules or regulations, including Section 303A.14 of the NYSE Listed Company Manual), and the Committee may, to the extent permitted, and shall, to the extent required, by applicable law, stock exchange rules or Company policy or arrangement, cancel or require forfeiture or reimbursement of any Awards granted to the Participant (and any benefits derived therefrom).

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